Exhibit 5.1

February 27, 2003

Sigma Designs, Inc.
1221 California Circle
Milpitas, CA 95035

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Sigma Designs, Inc., a California corporation ("the Registrant" or "you"), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 815,703 shares of your Common Stock (the "Shares"), 665,703 of which Shares are reserved for issuance under your 2001 Employee Stock Option Plan (the "Option Plan"), and 150,000 of which Shares are reserved for issuance under your 2001 Employee Stock Purchase Plan (the "Purchase Plan," and, together with the Option Plan, the "Plans"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Registrant under the Plans. We assume that each issuance of Shares will be made in accordance with the terms of each of the Option Plan or the Purchase Plan, as applicable.

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your legal counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plans, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.